UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2011

AmerisourceBergen Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Morris Drive Chesterbrook, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01. Entry into a Material Definitive Agreement.

On March 18, 2011, AmerisourceBergen Corporation (the “Registrant”) and certain of its subsidiaries, Brecon Holdings Limited, Brecon Pharmaceuticals Limited, AmerisourceBergen Canada Corporation, AmerisourceBergen Specialty Group Canada Corporation and Innomar Strategies, Inc., entered into a $700 million senior unsecured multi-currency revolving credit facility (the “Credit Agreement”) with the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Credit Agreement consists of a multi-currency revolving credit facility maturing on March 18, 2015. Borrowings under the revolving facility may be denominated in US dollars, Canadian dollars, Sterling, Euros or, with the consent of the lenders, any alternative currency. Interest on borrowings denominated in US dollars will accrue at either a base rate plus a specified margin or LIBOR plus a specified margin. Interest on borrowings denominated in Canadian dollars will accrue at LIBOR plus a specified margin or Canadian prime rate plus a specified margin. Interest on borrowings denominated in Sterling or any alternative currency will accrue at LIBOR plus a specified margin. Interest on borrowings denominated in Euros will accrue at EURIBOR plus a specified margin. The specified rates are based on the Registrant’s debt ratings and range from 0% to .925% over prime or 0.875% to 1.925% over LIBOR or EURIBOR, as applicable. Swingline loans denominated in US dollars, Canadian dollars, Sterling or Euros will bear interest at a base rate plus a specified margin, the Canadian prime rate, the Sterling overnight rate and the Euro overnight rate, respectively. The revolving facility provides for Bankers’ Acceptance borrowings in Canada for which the BA Stamping Fee ranges from 0.875% to 1.925% over a base rate based on the Registrant’s debt ratings.

The Registrant may obtain letters of credit under the Revolving Facility up to a maximum amount of US$150 million. The amount of Registrant’s outstanding letters of credit (US$11.6 million at March 18, 2011) reduces availability under the Revolving Facility. The Registrant pays participation and fronting fees for outstanding letters of credit. The Registrant pays quarterly facility fees to maintain the availability under the Revolving Facility at specified rates based on the Ratings ranging from 0.125% to 0.325% of the total commitment under the Credit Agreement. The Credit Agreement contains affirmative and negative covenants applicable to the Registrant, including a covenant requiring compliance with a leverage ratio not to exceed 3.00 to 1.00 as of the last day of any fiscal quarter. The Registrant may choose to repay its obligations or reduce its commitments under the Credit Agreement at any time. The Registrant’s obligations under the Credit Agreement are guaranteed by substantially all of its U.S. subsidiaries. The Registrant may use the funds provided under the Credit Agreement for general corporate purposes, permitted investments and permitted acquisitions.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the entry into the new $700 million Credit Agreement described in Item 1.01 above, the Registrant terminated its existing multi-currency revolving Credit Agreement, dated as of November 14, 2006 (the “2006 Credit Agreement”), among the Registrant, the borrowing subsidiaries party thereto, JPMorgan Chase, N.A., as administrative agent, J.P. Morgan Europe Limited, as London agent, The Bank of Nova Scotia, as Canadian agent, and certain other financial institutions party thereto. The 2006 Credit Agreement provided for a $750 million five-year senior unsecured multi-currency revolving credit facility on substantially similar terms to the new Credit Agreement but with more favorable pricing. The 2006 Credit Agreement was scheduled to expire on November 14, 2011.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 The Credit Agreement, dated as of March 18, 2011, among AmerisourceBergen Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: March 24, 2011

By: /s/ Michael D. DiCandilo
Name: Michael D. DiCandilo
Title: Executive Vice President
and Chief Financial Officer